Exhibit 4.19

Code: 2014 Company (Clearing) Import file No. 1001

Import T/T Financing Agreement

Special Note: This Agreement was made of equality of both parties on a voluntary basis and in accordance with the law. All contract terms expressed the true meaning of both parties. To safeguard the legitimate rights and interests of Party B. Party A reminds Party B to pay full attention to all of the terms relating to the rights and obligations, particularly the text in bold.

Party A: Industrial and Commercial Bank of China Co., Ltd. Dongguan Qingxi Branch

Residence (address): Qingxi town, Dongguan City

Person in charge: Zhang Qinggui

Party B: Guangdong Lite Array Co., Ltd

Residence (address): Qingxi town, Dongguan City

Legal representative: John C.K. Sham

Whereas: Party B applies for import T/T financing business to Party A, both parties have entered into this agreement on equal basis and consensus to clear responsibilities and to abide by the credits.

Article 1 Definition: “Import T/T Financing” refers to the security measures Party B offers to Party A due to funding needs of Party B in the settlement of imports entrusted by Party B to Party A. under this condition, Party A finances Party B, and on behalf of Party B, Party A use this finances to make overseas payments. Party B shall repay the said amount as well as interest, late penalty resulting within the agreed deadlines.

In these circumstances, all risks of import goods are borne by the Party B.

Article 2 This Agreement applies to all import T/T financing business Party A arrange for Party B in the term of the agreement. Each business should be applied by Party B to Party A in writing. Party A considers the actual situation when deciding whether to transact the business.

Article 3 Financing rate is determined by mutual agreement.

Article 4 The financing term should be within the scope of the provisions of the Party A. The specific time will be determined by consultation of both parties.

Article 5 Financing management: Party A has the right to inspect and supervise the Party B’s management, financial activities and inventory as well as sales. Party B shall submit monthly financial statements, related plans and statistical reports to the Party A and help Party A by providing facilitation during financing management.

Article 6 In order to ensure full recovery of the scheduled principal and interest and other financing, Party B agrees to provide appropriate financial assurance under the request of Party A. The contract will be signed in another document. Under the request of the Party A, Party B shall pay the sales revenue into the Party A’s designated account, 2010028919200084939. If such debt cannot be repaid by Party B on time, Party A is entitled to the priority for repayment from the disposition of collateral. The aforementioned collateral should be items excluding imported goods.

Party B can also provide guarantees which can be recognized by the Party A. If Party B cannot repay the debt on time, the Guarantor will bear unconditional joint liability.

Party B provided security guarantees for the maximum amount. The contract name and number of the maximum amount guarantee are as follows: Pledge Contract of Maximum Amount (Code: 2014 Company (clearing) No.1002, 1003)

The above guarantee contract is an integral part of the agreement, and the agreement shall have the same legal effects.

Article 7 Repayment: Party B guarantees repayment within the period specified in the contract, which includes the principal and interest. Party B may make advance repayments, and installments. After repayment by the Party B, the interest will base on the balance of total repayments.

If Party B fails to make repayment on schedule, for whatever reason, Party A will have the following rights:

1. Penalty will be applied on overdue debts. Penalty interest is _40_ % on the basis of financing interest. Penalty interest will be compound interest;

2. In accordance with the agreement, the amount is deducted from the Party B’s account;

3. The repayment will be deducted from a variety of accounts receivable of Party B;

4. The collateral will be deposited, and the guarantor will be required to perform compensatory obligations;

5. Other measures which will be sufficient to maintain the Party A’s rights under this Agreement will be performed.

Article 8 Insurance: Party B should take the initiative insure the above-mentioned goods exception to              with Party A as the first beneficiary. The policy number is             . Party A is entitled to deduct the compensation payment financing directly from the insurance company as the principal and interest repayments.

Article 9 Party B makes the following warranties and commitments:

1. Party B is an independent economic entity with legal personality, established in accordance with the laws of People’s Republic of China;

2. Party B has legal rights and the statutory qualifications and licensing of fulfilling its obligations;

3. All information on this financing provided by Party B to Party A is true;

4. The financing payments in this agreement are only regarded as payments for the purchase of above-mentioned goods;

5. Unless otherwise agreed in writing by both parties, Party B shall not:

(1) Before full repayment of financing (including principal and interest), provide security for other economic entities;

(2) Cause, incur or permit any possible loss of property, income and rights of Party B now and in the future;

6. Party B promises never to make following acts in any case:

(1) After Party A’s overseas financing payments, claims on legal basis against the obligatory right of Party A for any reason;

(2) Uses the basic trade contract disputes to affect Party A’s obligatory right;

(3) Mortgages or pledges the above documents goods represented in documents to others;

(4) Engages in detrimental behaviors which undermine Party B’s ability to fulfill the obligations under this Agreement and responsibilities.

Article 10 Breach of Contract

1. If one of the following circumstances happens, it will constitute breach of contract by Party B:

(1) Party B made untrue representations and warranties in this Agreement or warranties contrary to the commitments under this Agreement;

(2) Party B does not fulfill its obligations under this Agreement;

(3) In Party A’s view that change of production and operations or standing of Party B affected the performance of duties and obligations under the financing agreements;

(4) Party B is out of business, or come to dissolution, liquidation, rectification, or get a revocation of business licenses or bankruptcy;

(5) Party B is involved in major economic disputes or violation of the relevant laws and regulations with regard to food safety, workplace safety, environmental protection and other regulatory requirements or industry standards, posing a material adverse effect on its ability to fulfill its obligations arising from under this Agreement;

(6) Party B makes false contracts with related parties to use transaction without taking actual trade to draw funds or credit from Party A, or evade debts through a related party transaction;

(7) Guarantees under this Agreement has suffered unfavorable changes to Party A, and Party B did not provide other guarantees separately in accordance with the requirements of Party A;

(8) Other circumstances which have significant adverse impacts on Party B’s ability to perform obligations under this Agreement.

2. If Party B defaults, Party A is entitled to take one or more of the following remedies:

(1) Require Party B to rectify the breach behavior within deadline;

(2) Stop issuing financing which has not been issued to Party B;

(3) Declare that all outstanding financing amounts are immediately due, and that Party B must repay immediately and assume the liability for breach;

(4) Require compensation costs from Party B for the realization of arising claims, including but not limited to attorneys’ fees, assessment fees and auction fees under this Agreement;

(5) Measure under relevant laws and regulations, in this Agreement or Party A considers necessary.

Such measures do not affect any party’s rights under this Agreement. In this regard, Party B unconditionally waives its right to defense.

Article 11 If Party B fails to repay financing on time to Party A (including being declared early maturity) Party A is entitled to deduct the corresponding amount to settle until Party B repaid all amounts in Party B’s accounts at Party A or other branches of Industrial and Commercial Bank of China (foreign currency or local currency accounts).

If deducted money is in a currency inconsistent with this Agreement, it will apply exchange rate of Party B on the closing date. Interest and other charges incurred during the deduction date to the settlement date (the date when Party A converts deduction payments to currency in this agreement and pays off Party B’s debts in accordance with national foreign exchange management policy), and the difference in this period due to exchange rate fluctuations arising are borne by the Party B.

Article 12 Party A is entitled provide information related to this Agreement and other relevant information of Party B available to the Party People’s Bank of China credit system and other credit information database established by law for appropriate queries by qualified institutions or individuals in accordance with the requirements of relevant laws and regulations or financial regulators. Party A has the right to inquire into Party B’s related information through the credit system of People’s Bank of China and other credit information databases established by law.

Article 13 Waiver: If Party A did not exercise or delays in exercising any right under this Agreement, that shall NOT be deemed a waiver of the right during the execution of this Agreement, and has no prejudice to any obligations which Party B should bear under this Agreement.

Article 14 Modifications and supplemental agreements: This Agreement can be additionally modified and supplemented by agreement in writing from both parties. Any changes and additions to this Agreement signed by both parties constitute an integral part of the agreement. The amended agreement will replace the original relevant content on the effective date. Supplemental Agreements take effect from the date of signing on the parties.

Article 15 Applicable Law and Dispute Resolution

The interpretation and implementation of this Agreement shall be governed by the laws of the People’s Republic of China. Dispute occurred in the performance of this Agreement of both parties should be firstly addressed by negotiation; if negotiation fails, then the following              will be used;

1.	The dispute will be arbitrated by the China International Economic and Trade Arbitration Commission in accordance with Financial Disputes Arbitration Rules;

2.	It can be resolved through litigation of the local court in Party B.

During litigation or arbitration, clauses in the agreement which are not involved the controversy still has to be fulfilled.

Article 16 Change of parties: Party A must be notified of merger, demerger and restructuring of Party B. When Party B mergers or makes capital reduction, Party A is entitled to request Party B to pay off debts or provide guarantees; when Party B is divided, the companies after division should be jointly and severally liable.

Article 17 “Import T/T financing business application” under this Agreement is an integral part of this Agreement, and the terms listed in this Agreement have the same legal effects.

Article 18 This agreement is made in two original copies, each copy held by each party, all of which are of the same legal force, with effect from the date of signing, valid for 2 years, to July 2, 2016. Import T/T financing business have been registered prior to the termination of contract and obligations which have not been completed are still bound by the Agreement.

Party A (seal): Industrial and Commercial Bank of China Co., Ltd. Dongguan Qingxi Branch (sealed)

Person in charge (authorized representative): Zhang Qinggui

Party B (seal): Guangdong Lite Array Co., Ltd. (sealed)

Legal representative (authorized representative): John C.K. Sham

Date: July 3, 2014